Exhibit 99.2

PRIVATE SECRETARY, INC.
CONSOLIDATING BALANCE SHEETS - (Pro Forma)

	GrowOp Technologies, Ltd.	Private Secretary, Inc.	Adjustments	Pro Forma September 30, 2011
Assets
Current Assets:
Cash	$22,706	$35	$-	$22,741
Accounts receivable, net	38,006	-		38,006
Inventories, net	349,730	-		349,730
Current portion of notes receivable	36,441	-		36,441
Prepaid inventory	270,078	63		270,141
Total Current Assets	716,961	98	-	717,059
Property and equipment, net	56,743	-		56,743
Deposits	5,000	-		5,000
Total Assets	$778,704	$98	$-	$778,802

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$78,277	$25,303	$-	$103,580
Note payable	250,000	-		250,000
Due to officers	231,292	-	(231,292)	-
Due to related party	-	21,147		21,147
Total Current Liabilities	559,569	46,450	(231,292)	374,727

Commitment and Contingencies	-	-	-	-

Stockholders' Equity
Preferred stock, Series A	-	-	-	-
Preferred stock, Series B	-	-	79,419	79,419

Common Stock	3,306	248,000	(169,307)	81,999

Additional paid-in capital	1,401,219	(231,600)	321,180	1,490,799
Accumulated Deficit	(1,185,390)	(62,752)		(1,248,142)
Total Stockholders' Equity	219,135	(46,352)	231,292	404,075

Total Liabilities and Stockholders' Equity	$778,704	$98	$-	$778,802

PRIVATE SECRETARY, INC.
CONSOLIDATING STATEMENTS OF OPERATIONS - (Pro Forma)
NINE MONTHS ENDED SEPTEMBER 30, 2011

	GrowOp Technologies, Ltd.	Private Secretary, Inc.	Adjustments	Pro Forma Nine Months Ended September 30, 2011

Total Revenues	$630,329	$-	$-	$630,329
Cost of Good Sold	440,310	-	-	440,310
	190,019	-	-	190,019
Selling, general and administrative expenses	776,185	22,371	-	798,556
Loss from operations	(586,166)	(22,371)	-	(608,537)

Other Income (Expenses)
Interest Expense	(18,438)	-	-	(18,438)
Total Other Income (Expenses)	(18,438)	-	-	(18,438)
Loss before Provision of Income Taxes	(604,604)	(22,371)	-	(626,975)
Provision for income taxes	800	-	-	800
Net Loss applicable to common shareholders	$(605,404)	$(22,371)	$-	$(627,775)

PRIVATE SECRETARY, INC.
NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

1.   REVERSE MERGER

On February 9, 2012, Private Secretary, Inc. (the “Company”) completed a reverse merger transaction through a merger with GrowOp Technology whereby the Company acquired all of the issued and outstanding shares of GrowOp Technology in exchange for 33,998,520 shares of our common stock, which represented approximately 41.4% of our total shares outstanding immediately following the closing of the transaction. As a result of the reverse acquisition, GrowOp Technology became our wholly owned subsidiary and the former shareholders of GrowOp Technology became our controlling stockholders. The share exchange transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock and 24,999,900 shares of Series B Preferred Stock  to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.  The Company offered and sold the shares in reliance on the exemption from registration pursuant to Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated thereunder.

2.  ASSUMPTIONS IN CONSOLIDATION

The Pro Forma Consolidating Balance Sheet as of September 30, 2011 is adjusted as if the transaction took place as of January 1, 2011.  The debt that is due to officers is converted into Preferred Stock.  There is an adjustment for the common stock that would be issued to the existing shareholders of GrowOp Technology as if the transaction took place as of January 1, 2011.

No adjustments were required for the Pro Forma Consolidating Statements of Operations for the nine months ended September 30, 2011.